UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

(as filed)

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☐	Soliciting Material under §240.14a-12

CALIFORNIA MICRO DEVICES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Registrant today (1) issued the below news release, (2) mailed the below letter with director biographies to its stockholders along with the below brochure, and (3) posted to its http://annualmeeting.cmd.com website (a) the news release under the press release tab and (b) the stockholder letter and brochure under the press release tab and under the stockholder letter tab. In addition, Registrant has created a director biographies tab to which it posted the director biographies and a brochure tab to which it posted the brochure.

CALIFORNIA MICRO DEVICES SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Board’s Nominees on the WHITE Proxy Card Today

MILPITAS, Calif. – August 20, 2009 – California Micro Devices (Nasdaq Global: CAMD) ( “CMD” or “The Company”) today announced that it is mailing a letter to the Company’s stockholders in connection with the Company’s 2009 Annual Meeting of Stockholders, scheduled for September 17, 2009. Enclosed with the letter is a brochure describing the Company’s program to build shareholder value by providing leading edge solutions to its world class customer base in large, high growth circuit protection markets. The brochure is also available at http://annualmeeting.cmd.com. On this website stockholders may vote their shares and obtain the Company’s proxy statement and additional information related to the Company’s annual meeting.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of protection devices for the mobile handset, high brightness LED (HBLED), digital consumer electronics and personal computer markets. Detailed corporate and product information may be accessed at www.cmd.com.

Forward Looking Statement Disclaimer

All statements contained in this release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our goal to build stockholder value, our program to do so by providing our customers with leading edge protection solutions, and the implication that our customers’ markets will be high growth. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our stock price will increase if our financial performance and outlook improve, whether our customers experience the demand we anticipate for their products, whether there is increasing global economic stability, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases, and whether we have success in our R&D programs as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date of this release and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

For More Information Contact:

Kevin Berry, Chief Financial Officer

California Micro Devices

408-934-3144

Media Contact

Jeremy Jacobs / Rachel Ferguson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Contact

Arthur Crozier / Larry Miller

Innisfree

212-750-5833

August 20, 2009

Dear Fellow California Micro Devices Stockholder:

We thought you would find helpful the enclosed brochure describing our program to build shareholder value. As you will see, we plan to achieve that goal by providing leading edge solutions to our world class customer base in large, high growth circuit protection markets.

In contrast, the nominees supported by Dialectic Capital have no plan to build shareholder value and do not appear to have the knowledge, skills or experience to develop such a plan. In these difficult times, shareholders need a cohesive, knowledgeable and experienced board with a clear vision focused on shareholder value.

We urge you to vote FOR all of your Company’s highly experienced and dedicated Board of Directors – Jon Castor, Robert Dickinson, Wade Meyercord, Ed Ross, David Sear, John Sprague and David Wittrock. Please use the WHITE proxy card to vote TODAY by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

You can also vote your shares and find more information about the Annual Meeting at our website: http://annualmeeting.cmd.com

On behalf of California Micro Devices’ Board of Directors, I thank you for your continued support.

Sincerely,

Wade Meyercord Chairman California Micro Devices

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3442

Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any GOLD proxy card sent to you by Dialectic Capital.

If you have already done so, you have every legal right to change your vote by using the enclosed

WHITE proxy card to vote TODAY—by telephone,

by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

KNOW YOUR DIRECTORS

CALIFORNIA MICRO DEVICES HAS A HIGHLY EXPERIENCED, INDEPENDENT & QUALIFIED

BOARD

Jon S. Castor Director since 2009	Mr. Castor has been a member of our Board of Directors since July 2009. He has been a private investor and a member of public and private boards of directors since June 2004. Previously, from August 2003 to June 2004, Mr. Castor was an executive with Zoran Corporation, a provider of digital solutions for applications in the digital entertainment and digital imaging markets, as the Senior Vice President and General Manager of Zoran’s DTV Division and then as a post-acquisition advisor to the CEO. From October 2002 to August 2003, Mr. Castor was the Senior Vice President and General Manager of the TeraLogic Group at Oak Technology Inc., a developer of integrated circuits and software for digital televisions and printers, which was acquired by Zoran. In 1996, Mr. Castor co- founded TeraLogic, Inc., a developer of digital television integrated circuits, software and systems, where he served in several capacities, including as its Chief Executive Officer and director from November 2000 to October 2002, when it was acquired, first by Oak Technology in 2002 for approximately $55 million and then indirectly in 2003 by Zoran when Zoran acquired Oak Technology. Mr. Castor has served as a director of publicly-traded Adaptec, Inc. (data storage hardware and software solutions) since July 2006; Omneon (video server and media storage equipment) since December 2006 and Chairman since April 2007; Staccato Communications (Ultra Wideband (UWB) silicon and software solutions) since the merger of Artimi and Staccato in November 2007; and publicly-traded Genesis Microchip from November 2004 until its sale to ST Microelectronics in January 2008. Mr. Castor earned a B.A. from Northwestern University in Evanston, Illinois and an MBA from Stanford University in Stanford California.

Robert V. Dickinson President, CEO and Director since 2001	Mr. Dickinson has been President, Chief Executive Officer, and a member of our Board of Directors since April 2001. From August 1999 to April 2001, he was Vice President and General Manager of the Optical Storage Division of Cirrus Logic, Inc., a semiconductor manufacturer, where, starting in 1992, he served in several other senior executive roles including President of its Japanese subsidiary. Previously, he held senior management positions at Western Digital Corporation, a semiconductor and disk drive manufacturer, from 1988 to 1992, following its acquisition of Verticom, Inc., where he served as President and Chief Executive Officer, from 1987 to 1988. Mr. Dickinson also served as a Director of Transmeta Corporation, a publicly-traded semiconductor company, from May 2005 though its acquisition by Novafora in January, 2009. Mr. Dickinson earned an A.B. in Physics from the University of California in Berkeley, California and an M.S. in Physics from the University of Washington in Seattle, Washington. He also was a Sloan Fellow at the Stanford University Graduate School of Business in Stanford, California.

Wade F. Meyercord Director since 1992 Chairman since 1994	Mr. Meyercord has been Chairman of the Board since 1994 and a Director since December 1992. Mr. Meyercord has been President of and a consultant for Meyercord & Associates, Inc., a consulting firm primarily to publicly-traded companies about their management and director compensation, since 1987. From 1999 to 2002, he was Senior Vice President, Finance and Administration, and Chief Financial Officer of Rioport, Inc., an applications service provider for digital music distribution. Previously he was Senior Vice President of Diamond Multimedia Systems, Inc., a multimedia and connectivity products company, from 1997 to 1999, and Chief Executive Officer of Read-Rite Corp., an electronic data storage products company, from 1984 to 1987. Mr. Meyercord is a Director and member of the Audit, Compensation, and Nominating and Corporate Governance Committees of Microchip Technology, Incorporated, a publicly-traded $900 million semiconductor manufacturer, and a Director, Chairman of the Compensation Committee and member of the Nominating and Corporate Governance Committee of Endwave Corporation, a publicly-traded supplier of RF subsystems for broadband wireless devices. Mr. Meyercord earned a B.S. in Mechanical Engineering from Purdue University in West Lafayette, Indiana and a M.S. in Engineering Administration from Syracuse University in Syracuse, New York.

Edward C. Ross Director since 2002	Dr. Ross has been a Director since June 2002. He is currently retired, having previously served as President (2000 through December 2004) and President Emeritus (January 2005 through December 2005) of TSMC North America, the multi-billion dollar US subsidiary of Taiwan Semiconductor Manufacturing Company Ltd., a Taiwanese semiconductor manufacturer. Previously, he was Senior Vice President of Synopsys, Inc., an electronic design automation supplier, from 1998 to 2000, and President of Technology and Manufacturing at Cirrus Logic, Inc., a semiconductor manufacturer, from 1995 to 1998. Dr. Ross has been a Director of publicly- traded semiconductor companies Volterra Semiconductor, Inc., since May, 2004, and Atmel Corporation since April 2008. Dr. Ross earned a B.S.E.E. from Drexel Institute of Technology (now Drexel University) in Philadelphia, Pennsylvania and a M.S.E.E., M.A., and Ph.D. in Solid State Electronics from Princeton University in Princeton, New Jersey.

David W. Sear Director since 2003	Dr. Sear has been a Director since December 2003. He currently is an independent consultant. Previously he was Chief Executive Officer of Forte Design Systems, an EDA software provider, from January 2006 through December 2006, and previously was the Chief Executive Officer of NeoAxiom, Inc., a semiconductor manufacturer, from February 2004 through December 2005. Prior to joining NeoAxiom, Dr. Sear was an independent consultant from April 2003 to February 2004. Dr. Sear also served as Chief Executive Officer of Optics Networks from January 2002 to March 2003. Previously, he served as President and Chief Executive Officer of Vaishali Semiconductor (1999 to 2002), President and Chief Operating Officer of Quality Semiconductor (1997 to 1999), President and Chief Executive Officer of Integrated Circuit Systems (1994 to 1997), President and Chief Operating Officer of Catalyst Semiconductor (1991 to 1994), as well as senior management positions with Fujitsu Microelectronics (1987 to 1991) and ICI Array Technology (1984 to 1987). Dr. Sear earned a B.Sc. in Electronic Engineering and a Ph.D. in Solid State Physics and Quantum Mechanics from the University of London in London, England.

John L. Sprague Director since 1996	Dr. Sprague has been a Director since July 1996 and previously from January 1994 until July 1995. He is a consultant and was President of John L. Sprague Associates, a consulting company, from 1988 through 2002. He was President and Chief Executive Officer of Sprague Electric Company, a manufacturer of electronics components, from 1981 to 1987, and served in various technical and operations positions with that company from 1959 to 1981. During the mid 1980s, when Dr. Sprague was President & CEO, Sprague Electric Company employed more than 10,000 persons worldwide and had revenues in excess of $500 million. Dr. Sprague is a Director of MRA Labs, a private research and development and electronic materials company and was a director of SIPEX Corporation, a publicly-traded semiconductor company from 1993 until May 2004. Dr. Sprague earned an A.B. in chemistry from Princeton University in Princeton, New Jersey, and a Ph.D. in chemistry from Stanford University in Stanford, California.

David L. Wittrock Director since 2003	Mr. Wittrock has been a Director since June 2003. Mr. Wittrock has been in private practice as a tax and financial consultant to high technology and healthcare companies since October 2002. Previously, he was Vice President, Finance and Business Affairs for Rioport, Inc., an applications service provider for digital music distribution, from 2000 through September 2002, and was a tax partner at KPMG, LLP from 1988 to 1999 where he served as the partner in charge of the tax practice professional standards for the firm’s Northern California offices. Mr. Wittrock is the past President of the Silicon Valley Chapter of Financial Executives International. Mr. Wittrock earned a B.S. in Business Administration, Accounting from Creighton University in Omaha, Nebraska and a J.D. from Drake University in Des Moines, Iowa.

Additional Information

In connection with its 2009 annual meeting of stockholders, California Micro Devices Corporation has established a website, http://annualmeeting.cmd.com, where stockholders may obtain information related to our annual meeting, including our proxy statement and annual report, and may vote.

This letter to stockholders and the accompanying brochure is being mailed to stockholders on or about August 20, 2009, and was made publicly available via news release and on that website on August 20, 2009.

Forward Looking Statement Disclaimer

All statements contained in this letter and the accompanying brochure that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this letter and the accompanying brochure include our goal to create and build stockholder and customer value and our plan to do so by providing our customers leading edge, cost effective protection solutions; that we are gaining market share which allows us to grow revenues; that our operating expense and product cost reductions and our revenue growth will enable us to return to positive operating cash flow by the end of 2009 and profitability in early 2010; that our customers’ markets will be high growth, enjoying significant growth for years to come; and the estimated size in 2010 of our served markets. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our stock price will increase if our financial performance and outlook improve, whether we incur unexpected operating expenses or obstacles to our cost reductions, whether our customers experience the demand we anticipate for their products, whether there is increasing global economic stability, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases, and whether we have success in our R&D programs as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date of release of this letter and the accompanying brochure, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Information

It is stated in the accompanying brochure that based on several factors the company expects to achieve non-GAAP profitability in early 2010. In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company regularly publicly reports non-GAAP financial measures, including profit or loss, that among other items exclude the effects of share-based compensation and the requirements of SFAS No. 123R, “Share-based Payment” (“123R”). In particular, the non-GAAP financial measures used by management and publicly reported by the company exclude the income statement effects of all forms of share-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. The non-GAAP financial measures also exclude ongoing amortization of acquisition-related intangibles and utilize a tax rate that is based upon the income taxes the company expects to actually pay relating to the company’s activities and results during the period in question.

When the company publicly reports its earnings for a quarter, it issues a news release and files a Form 8-K. Both the news release and Form 8-K provide further background and information on the company’s non-GAAP financial measures and the news release presents and contains a reconciliation to the most directly comparable GAAP measure, which in the case of Non-GAAP profit or loss would be profit or loss determined in accordance with GAAP. We refer you to these past and future earnings releases and Forms 8-K for this background, information, and reconciliation. Non-GAAP profit or loss should not be considered a substitute for, or superior to, profit or loss calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

California micro devices

BUILDING SHAREHOLDER VALUE

490 North McCarthy Blvd., #100,

Milpitas, California 95035-5112

Phone: (408) 263-3214 Fax: (408) 263-7846

www.cmd.com

All trademarks are property of CMD except for Blu ray and HDMI which are owned by third parties.

Focused on building shareholder value

The primary goal of every member of the CMD Board of Directors and management team is to create value for our shareholders and customers.

Focused on positive cash flow and non-GAAP profitability

Like most companies in the semiconductor industry, we were hit hard by the impact of the global financial crisis and economic downturn. We are now squarely on the road back to positive operating cash flow and non-GAAP profitability. We have focused all of our efforts on our core protection business and, as a result, have been able to significantly reduce our operating expenses and product costs without compromising our investment in new leading edge protection products. At the same time, we are gaining share in several key markets, which is allowing us to grow revenues. We believe that these factors will enable us to return to positive operating cash flow by the end of 2009 and to non-GAAP profitability in early 2010. Because of five consecutive years of positive operating cash flow and non-GAAP profitability prior to the downturn, and our conservative financial approach, our balance sheet is in excellent shape and we have not had a need for either short or long term financing during this unsettled period.

Focused on leading edge protection solutions

We will create value for our shareholders by providing our customers leading edge, cost effective protection solutions for electronic products in large, high growth markets.

As electronic products have become more sophisticated and higher performance, they have increasingly required protection from several types of threats.

One is electrostatic discharge (ESD), the spark from your finger to a metallic surface when you walk across a carpet on a dry day. While you experience a mild shock, that spark has enough energy to destroy the sensitive electronics inside your mobile phone or digital TV if it is not properly protected.

Another is electromagnetic interference (EMI). The high speed electronic circuitry within a mobile phone or digital TV generates its own high frequency noise which can interfere with other nearby electronic devices or even with its own operation if not suppressed.

We specialize in leading edge technology and products that provide ESD protection and EMI filtering including:

Focused on large, high growth protection markets

CMD is focused on several exciting markets expected to enjoy significant growth for years to come: a

Mobile handsets, especially smart phones

High Brightness LED lighting for applications ranging from digital TV backlights and automobile brake lights to office and home lighting

Digital consumer electronics products such as High Definition TVs, Blu-ray DVD players and cable and satellite set top boxes

CMD products can also be found in many other consumer electronics products including notebook computers, netbooks, MP3 players and ebooks

The estimated size in 2010 of the markets served by CMD is shown in the chart below.

Protection Growth Markets

2010 SAM $901M

Focused on world class service to world class customers

Because of our leading edge products, responsiveness to changing customer needs and ability to supply high quality, cost competitive products in high volume, we enjoy the business of many of the leading suppliers of electronics. These include all of the top five mobile phone manufacturers, several of the leading consumer electronics companies and most of the leading personal computer manufacturers.

Our Praetorian®

EMI filters that provide the most advanced EMI

suppression available for mobile phones and

netbooks

Our LuxGuard™

ESD protection devices for High Brightness

LED lighting applications

Our PicoGuard® and MediaGuard™ ESD protection devices for the high speed HDMI® video interfaces used in digital TVs and set top boxes.

VOTE THE WHITE PROXY CARD TODAY TO ELECT THE SLATE FOCUSED ON SHAREHOLDER VALUE

Our Board of Directors is committed to taking the steps necessary to ensure that the company is on the right track. We urge you to support all of your Company’s directors—Jon Castor, Robert Dickinson, Wade Meyercord, Ed Ross, David Sear, John Sprague and David Wittrock—at CMD’s 2009 Annual Meeting of Stockholders on Thursday, September 17, 2009. Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

The accompanying letter contains important information about this brochure and the forward-looking statements it contains and the non-GAAP profitability measure it utilizes.